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Exhibit 4.4

FORM OF CONSULTANCY SERVICES AGREEMENT

WATERFORD WEDGWOOD PLC

and

WELLSPRING HOLDINGS INC.

TABLE OF CONTENTS

1.0	Engagement
2.0	Term
3.0	The Consultant's Duties and Obligations
4.0	Fees and Payment
5.0	Intellectual Property
6.0	Termination
7.0	General Provisions

CONSULTANCY SERVICES AGREEMENT

AGREEMENT	Made on the 1st day of January, 2003
BETWEEN	WATERFORD WEDGWOOD PLC, Kilbarry, Waterford, Ireland (hereinafter referred to as "Waterford"),
AND	WELLSPRING HOLDINGS INC. of 1 Oxford Centre, Suite 3620, Pittsburgh, Pennsylvania (hereinafter referred to as the "Consultant");

WHEREAS

        A.    Waterford Wedgwood plc is the parent company of Waterford Crystal Limited and other Waterford group companies, and is the registered owner of the trade mark WATERFORD®

        B.    WHEREAS the Consultant carries on the business of consultancy services.

        C.    WHEREAS Waterford desire to engage the Consultant, subject to the terms and conditions of this Agreement and for the purposes set out herein, to provide services as specified herein.

THE PARTIES HERETO AGREE AS FOLLOWS:

        1.0    ENGAGEMENT

          1.1   Waterford hereby engage the Consultant and the Consultant hereby agrees to be bound during the existence of this Agreement to provide consultancy services as specified herein to Waterford and divisions upon the terms and conditions contained in this Agreement.

          1.2   it is the intention of the parties that all services of the Consultant shall be rendered by its President, David W. Sculley, and in the event that he is unable or unwilling to provide such services, Waterford may treat such, as a breach of this Agreement.

        2.0    TERM

          2.1   This Agreement shall be deemed to commence on the 1st day of January 2003 (the "Commencement Date"), and (subject to the rights of termination contained herein), shall remain in force for a period of one year (the "Contract Period"), subject to annual review thereafter.

        3.0    THE CONSULTANT'S DUTIES AND OBLIGATIONS

          3.1   General Duties—The consultant shall, during the term of this Agreement provide to Waterford and divisions the following services including advice to Waterford and divisions in particular in relation to the USA market and the expansion of the Wedgwood division and All-Clad subsidiaries.

          3.2   The Consultant shall provide the services with such frequency as is reasonably specified by Waterford and divisions up to a period not exceeding 12 days per months in the aggregate.

        4.0    FEES AND PAYMENT

          4.1   Fees and Rates—In consideration of the provision of the services and in accordance with the terms of Section 4.3, Waterford and divisions shall pay to the Consultant the aggregate sum of $400,000 per annum, made payable in quarterly instalments on the 1st day of January, the 1st day of April, the 1st day of July and the 1st day of October.

          4.2   Expenses—In accordance with the terms of section 4.3, all reasonable incidental expenses incurred in the performance of this Agreement will be borne by Waterford upon production of receipts by the Consultant.

          4.3   Allocation of Fees—For each Contract Period, the total annual fees, rates and expenses of the Consultant shall be paid by Waterford.

        5.0    INTELLECTUAL PROPERTY

          5.1   No Grant of Intellectual Property Rights—The Consultant specifically acknowledges that no rights, title, assignment, license or other interest of any nature in Waterford's intellectual property rights is granted to the Consultant expressly or by implication by the terms of this Agreement or by the Consultant's performance of his services hereunder or otherwise.

        6.0    TERMINATION

          6.1   Termination for Cause—Either party shall at any time have the right, at its discretion, by giving written notice to the other party, to suspend its performance of or terminate this Agreement if the other party commits any breach of any of the terms or conditions of this Agreement and such breach (if capable of being remedied) remains un-remedied for 14 days after being called to its attention in writing by the party not in default.

          6.2   Effect of Termination—The expiration or earlier termination of this Agreement shall not effect any of its provisions which are expressed to operate or have effect afterwards, or any right of action already accrued to either party in respect of any breach by the other.

        7.0    GENERAL PROVISIONS

          7.1   Status of Parties—The Consultant is an independent contractor. Nothing contained in this Agreement shall be construed to give rise to an employer/employee relationship or to constitute the parties hereto as partners, joint ventures or agents of any breach by the other.

          7.2   Governing Law—This Agreement shall be governed by the laws of Ireland without regard to principals of conflict of law.

For and on behalf of:

WATERFORD WEDGWOOFD PLC

Date:

Signature:

Witness:

For and on behalf of:-

WELSPRING HOLDING, INC.

Date:

Signature:

Witness:

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  Exhibit 4.4
FORM OF CONSULTANCY SERVICES AGREEMENT